--------------------------------------------------------------------------------
SEC 1745 POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM (6-01) ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
--------------------------------------------------------------------------------

                     UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION      ------------------------------
                WASHINGTON, D.C. 20549                     OMB APPROVAL
                                                  ------------------------------
                                                         OMB NUMBER: 3235-0145
                                                  ------------------------------
                                                       EXPIRES: OCTOBER 31, 2002
                                                  ------------------------------
                                                       ESTIMATED AVERAGE BURDEN
                                                        HOURS PER RESPONSE..14.9
                                                  ------------------------------

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                               ELECSYS CORPORATION
                                (NAME OF ISSUER)

                          COMMON STOCK. $.01 PAR VALUE
                         (TITLE OF CLASS OF SECURITIES)

                                   28473 10 0
                                 (CUSIP NUMBER)

                                 APRIL 15, 2002
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

|_| RULE 13D-1(B)

|X| RULE 13D-1(C)

|_| RULE 13D-1(D)


*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES)


                                Page 1 of 4 Pages

CUSIP No. 28473 10 0

--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      NEIL GAGNON
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (A)|_|
      (B)|X|
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                    5.   SOLE VOTING POWER
                         -0-
NUMBER OF           ------------------------------------------------------------
SHARES                   SHARED VOTING POWER
BENEFICIALLY        6.   -0-
OWNED BY            ------------------------------------------------------------
EACH REPORTING      7.   SOLE DISPOSITIVE POWER
PERSON WITH              -0-
                    ------------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER
                         -0-
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      -0-
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

11.   0%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (See Instructions)

      IN
--------------------------------------------------------------------------------

                                Page 2 of 4 Pages

                                  SCHEDULE 13G

Item  1(a). Name of Issuer:

            ELECSYS CORPORATION

Item 1(b).  Address of Issuer's Principal Executive Offices:

            15301 West 109th Street
            Lenexa, KS 66219

Item 2(a).  Name of Person Filing:

            Neil Gagnon

Item 2(b).  Address of Principal Business Office or, If None, Residence:

            1370 Avenue of the Americas
            Suite 2002
            New York, NY 10019

Item 2(c).  Citizenship:

            Neil Gagnon is a United States citizen.

Item 2(d).  Title of Class of Securities:

            Common Stock, par value $.01 per share.

Item 2(e).  CUSIP Number:

            28473 10 0

Item 3.     Type of Reporting Person:

            Not applicable

Item 4.     Ownership:

            (a)   Amount Beneficially Owned:

                  -0-

            (b)   Percentage of Class:

                  -0-


                                Page 3 of 4 Pages

            (c)   Number of Shares as to Which Such Person Has:

                  (i)   sole power to vote or direct the vote:

                        -0-

                  (ii)  shared power to vote or direct the vote:

                        -0-

                  (iii) sole power to dispose or direct the disposition of:

                        -0-

                  (iv)  shared power to dispose or direct the disposition of:

                        -0-

Item 5. This statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the Common Stock.

Items 6-9.  Not applicable.

Item 10.    Certification:

      By signing below, the Reporting Person certifies that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose and do not have the effect of changing or influencing the control of the Issuer of such securities, and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: April 30, 2002


                                                  /s/ Neil Gagnon
                                                  ------------------------------
                                                           Neil Gagnon


                                Page 4 of 4 Pages